Exhibit 99.2


 Company Press Release

 SOURCE: RCN Corporation

 RCN Completes Acquisition of Chicago-Based Bundled Provider, 21st Century Telecom Group, Inc.

 With Acquisition, RCN Remains Fully Funded Into 2002; Company Expands Operations to Third Largest US City

 PRINCETON, N.J., May 1 /PRNewswire/ -- RCN Corporation (Nasdaq: RCNC - news) announced today that it has completed the acquisition of 21st Century Telecom Group, Inc., Chicago's only single-source, facilities-based provider of bundled telecommunications services. The acquisition of 21st Century enables RCN to expand operations into a new, high-density Midwest market with over 8.6 million people and 3.1 million homes.

 "21st Century is a unique acquisition for RCN, one that adheres to our core values as a company -- having enough capital on hand to bring all our markets to profitability, building in high-density markets and delivering bundled services over a new, high-capacity network. In addition to the great assets we are acquiring, we are very fortunate to add a very talented management team and employee base, trained and experienced in how to operate in a competitive market," said David C. McCourt, Chairman and Chief Executive Officer. "Bob Currey, CEO of 21st Century, will remain at RCN.
 He is an outstanding leader and executive who will continue to add significant value to our Chicago operations. Bob previously served as the Group President and Board member of Telecommunications Services for McLeodUSA and as President and Chief Executive Officer of Consolidated Communications, and we welcome such a great talent to RCN."

 RCN and 21st Century share a common business philosophy -- the delivery of phone, cable and Internet services, with the capacity to add additional broadband services in the future. Like RCN, 21st Century has a residentially focused plan, and operates in one of the most densely populated markets in the US. It also has a brand new network designed to carry all the services demanded by consumers today. The acquisition of 21st Century has positioned RCN to be the leading competitive provider in the high-density Chicago metropolitan area with a bundled package of phone, cable and high-speed Internet services.

 RCN is acquiring a company with solid operations and a thriving business in Chicago, the third largest US city. 21st Century has 100,000 marketable homes, 35,000 on-net connections and 650 employees.

 With the acquisition of 21st Century, RCN is currently operating in, or has begun building in, seven of the top ten US cities as measured by population density -- Boston, New York, Philadelphia, Washington DC, San Francisco, Los Angeles and Chicago. RCN has expanded in areas that meet its population density criteria of 150 homes per mile, five times the national average. This allows RCN to leverage the value of its brand new, high capacity network that has, under its current configuration, 85% additional capacity to carry additional broadband services beyond the known services it carries today -- local and long distance phone, cable and high-speed Internet access. In addition, due to the flexibility of its design, and the additional conduit available to house additional fiber, RCN has the ability to expand its network capacity by upgrading its network with minimal cost.

 Terms of the Completed Acquisition

 In the transaction, which was announced on December 13, 1999, a wholly owned subsidiary of RCN will be merged with 21st Century, and 21st Century will become a wholly owned subsidiary of RCN. In this transaction, RCN issued approximately 6.5 million shares. The completion of the acquisition coincides with RCN's tender offer and consent solicitation for all of 21st Century's outstanding 12-1/4% Senior Discount Notes due 2008 and its exchange offer and consent solicitation for all of 21st Century's outstanding 13-3/4% Subordinated Debentures due 2010, which expired at 12:00 midnight on April 27, 2000. In those transactions, RCN received tenders and consents from the holders of 100% of the outstanding Notes and over 99% of the outstanding Debentures.

 RCN Remains Fully Funded Into 2002

 RCN has pre-funded the build of its high-capacity network to five million homes passed. Currently, RCN has $3.6 billion in available cash that, under its current plan, will fund operations into 2002. RCN is servicing today nearly one million connections and had over 700,000 homes passed at the end of the fourth quarter.

 "We have over $12 per share in net cash on our balance sheet which gives us the luxury of continuing to be opportunistic in the capital markets. With the recent downturn in the market, our business plan remains completely intact and does not prevent us from continuing our aggressive expansion. We continue to seek to bring all the markets we enter to profitability by pre-funding them," said Timothy Stoklosa, RCN's Chief Financial Officer.

 RCN has successfully accessed the capital markets and has raised $4.6 billion in the past few years through various sources including strategic investors, equity, high-yield bonds and bank debt. Paul Allen's Vulcan Ventures is one of RCN's largest strategic investors with a 28% ownership position, having invested $1.65 billion in RCN. The Vulcan investment remains the single-largest investment in a company not owned or controlled by Vulcan. In addition to the substantial financial resources that Vulcan has provided RCN, the companies are pursuing, among other things, the development of a broadband portal with several other Vulcan companies. RCN also has the backing of Level 3 Communications (32.8%) and Hicks Muse Tate and Furst (7.8%).

 RCN is Building a Valuable Asset -- A High-Capacity, Multiple Use Network with Low Operating Costs

 The core of RCN's value is the asset it is building, its high-capacity broadband network, designed and built around the consumer's need for capacity. RCN is facilities-based and building from scratch, a brand new, fiber-rich residential network with enough capacity to serve the needs of consumers who are looking for one provider to deliver access to all their communications and data services. RCN has a significant head start over incumbents in delivering multiple services because the company is not retrofitting an existing network designed for one service to deliver more. Most important, building a new network enables RCN to maintain lower operating costs than existing providers.

 "Ninety cents of every dollar goes into the network we are building. Based on the results we have achieved to date, we know we are building the right network in the right markets at the right cost. We are very careful in our capital deployment initiatives and never enter any new market unless we have the capital on hand to bring it to profitability. That is a core value at RCN and critical to the success of our business plan. It is a value we will not violate as we seek to expand our reach to new markets," added McCourt.

 RCN's two-way network provides lifeline telephone services, cable television with up to 150 analog and digital channels, 40 additional channels of music choice as well as high-speed Internet access with a minimum 1 Megabit connection to consumers. The current network configuration of 150 homes per node enables RCN to provide ample capacity to the home for all the services it delivers. In many markets, RCN offers its ResiLink bundled service packages allowing consumers to choose from four flat-rate pricing plans for all their communication needs. This innovative product has enabled RCN to achieve significantly higher penetration rates than in markets where it offers a-la-carte plans in addition to higher revenues per subscriber.

 About The RCN Network

 RCN's Megaband(TM) Network is a unique broadband fiber-optic platform capable of offering a full suite of communications services -- including fully featured voice, video and high-speed Internet -- to residential customers. The network employs SONET ring backbone architecture, and localized nodes built to ensure RCN's state-of-the-art fiber optics travel to within 900 feet of RCN customers, with fewer electronics and lower maintenance costs than existing local networks.

 RCN's high-capacity local fiber-optic networks target densely populated areas comprising 44% of the US residential communications market spread over just 6% of its geography.

 About RCN Corporation

 RCN Corporation (Nasdaq: RCNC - news) is the nation's first and largest single-source facilities-based provider of bundled local and long distance phone, cable television and high-speed Internet services to the densest residential markets in the country. RCN is currently delivering broadband services over its Megaband(TM) Network or designing and building its network on both the East and West coasts as well as Chicago. In addition, RCN is a leading Internet Service Provider in its markets.

 Some of the statements made by RCN in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements as a result of a number of factors. RCN believes that the primary factors include, but are not limited to uncertainties relating to economic conditions, acquisitions and divestitures, government and regulatory policies, the pricing and availability of equipment, materials, inventory and programming, RCN's ability to develop and penetrate existing and new markets, technological developments and changes in the competitive environment in which RCN operates. Additional information concerning these and other important factors can be found in RCN's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.

 SOURCE: RCN Corporation